Exhibit 99.3

Dunkin’ Brands Announces Fourth Quarter Cash Dividend

CANTON, Mass. (October 22, 2015) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.265 per share of common stock is payable on December 2, 2015 to shareholders of record at the close of business on November 23, 2015.

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About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2015, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,500 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200